Exhibit 10.2

TAX SHARING AGREEMENT

NON-INCOME TAXES

by and among

TYCO INTERNATIONAL LTD.

TYCO INTERNATIONAL FINANCE S.A.,

and

THE ADT CORPORATION

Dated as of September 28, 2012

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS

		Page

Schedules

Schedule 5.2	Escheatment Schedule	38
Schedule 9.2(g)(ii)	Internal Costs and Expenses	39

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TAX SHARING AGREEMENT

NON-INCOME TAXES

TAX SHARING AGREEMENT FOR NON-INCOME TAXES (this “Agreement”), dated as of September 28, 2012, by and among TYCO INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Tyco International”), Tyco International Finance S.A., a corporation organized under the laws of Luxembourg (“TIFSA,” and, together with Tyco International, “Tyco”), and THE ADT CORPORATION, a Delaware corporation (“ADT NA”). Each of Tyco International, TIFSA and ADT NA is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Tyco International, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the ADT North American R/SB Business (as defined herein);

WHEREAS, the Board of Directors of Tyco International (the “Board”) has determined that it is appropriate, desirable and in the best interests of Tyco International and its stockholders to separate from Tyco the ADT North American R/SB Business (the “ADT NA Separation”), which shall be owned and operated and conducted, directly or indirectly, by ADT NA and after which the Tyco Retained Business shall be owned and conducted, directly or indirectly, by Tyco International;

WHEREAS, in order to effect the ADT NA Separation, the Board has determined that it is appropriate, desirable and in the best interests of Tyco International and its stockholders (i) to enter into a series of transactions whereby ADT NA and/or one or more members of the ADT North American R/SB Group will, collectively, own all of the ADT North American R/SB Assets and assume (or retain) all of the ADT North American R/SB Liabilities (as defined herein) and (ii) for Tyco International to distribute to the holders of Tyco International Common Stock on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of common stock, par value $0.01 per share, of ADT NA (the “ADT NA Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “ADT NA Plan of Separation”);

WHEREAS, each of Tyco and ADT NA has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to cause the assumption by the applicable Party or its Subsidiaries of those Liabilities, in respect of the activities of the applicable Businesses of such entities and (ii) to allocate, transfer and/or assume, as applicable, to and/or by the applicable Party or its Subsidiaries those Assets and Liabilities in respect of other current and former businesses and activities of Tyco and its current and former Subsidiaries pursuant to the Separation and Distribution Agreement between Tyco International, TIFSA, ADT NA, and ADT LLC, a Delaware limited liability company, dated as of September 26, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “ADT NA Separation Agreement”);

WHEREAS, in addition to the above, the Board had previously determined that it is appropriate, desirable and in the best interests of Tyco International and its stockholders to (i) separate from Tyco the Flow Control Business (as defined herein) (the “Flow Control Separation”), which shall be owned and conducted, directly or indirectly, by Tyco Flow Control International Ltd. (“Flow Control”) pursuant to the Separation and Distribution Agreement, by and among Tyco International, Flow Control and (for certain specified sections) ADT NA, dated as of March 27, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Flow Control Separation Agreement”) and (ii) to combine the Flow Control Business with Pentair, Inc., a Minnesota corporation (“Pentair”), pursuant to the Merger Agreement, dated as of March 27, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among Tyco International, Flow Control, Panthro Acquisition Co., a Delaware corporation, Panthro Merger Sub, Inc., a Minnesota corporation, and Pentair;

WHEREAS, the Flow Control Separation Agreement governs the allocation of certain obligations among Tyco International, ADT NA and Flow Control following the Flow Control Separation;

WHEREAS, it is the intention of the Parties that the various contributions of Assets by certain Subsidiaries of Tyco International to, and assumptions of Liabilities by, ADT NA, together with the corresponding distributions of the ADT NA Common Stock, qualify as reorganizations within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, it is the intention of the Parties that the distribution of the ADT NA Common Stock to the stockholders of Tyco International will qualify as tax-free under Section 355(a) of the Code to such stockholders, and as tax-free to Tyco International under Section 355(c) of the Code;

WHEREAS, the parties intend that certain internal transactions undertaken in anticipation of the ADT NA Distribution and the Flow Distribution will qualify for favorable treatment under the Code;

WHEREAS, in connection with the Plan of Separation, the Tyco, TIFSA, ADT NA and Flow Control intend to enter into a tax sharing agreement setting forth their agreement on the rights and obligations with respect to handling and allocating Taxes and related matters (the “Tyco 2012 Tax Sharing Agreement”);

WHEREAS, in accordance with the ADT NA Separation Agreement, an amount of cash equal to the Non-Income Tax Contingency Amount (as defined below), the ADT Canada Non-Income Tax Contingency Amount (as defined below), and the amounts on Schedule 5.2 will be allocated to the Party (or Party’s Subsidiary) responsible for the payment of such amounts hereunder; and

WHEREAS, Tyco International, TIFSA and ADT NA intend to further define rights and obligations with respect to handling and allocating non-income taxes with respect to specified legal entities and in furtherance thereof are hereby entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(1) “ADT Canada” means ADT Security Services Canada, Inc., an Ontario corporation.

(2) “ADT Canada Balance Sheet” means the unaudited balance sheet of ADT Canada as of August 31, 2012.

(3) “ADT Canada Non-Income Tax Contingency Amount” means 1,200,000 (Canadian).

(4) “ADT Canada Non-Income Tax Prepayment” means that certain Non-Income Tax prepaid by ADT Canada to the Quebec Non-Income Tax Authority in the approximate amount of 1,300,000 (Canadian).

(5) “ADT Canada Non-Income Tax Prepayment Refund” means a refund of all or a portion of the ADT Canada Non-Income Tax Prepayment.

(6) “ADT Canada Non-Income Tax Threshold Base Amount” means at any relevant time the sum of all prior amounts paid by all Parties under Section 9.3(b) with respect to ADT Canada Non-Income Taxes, but for the avoidance of doubt not including any amounts paid or required to be paid by one Party to another Party pursuant to such sections (so as to avoid duplication of amounts included herein); provided, however, that such amount shall not include (i) any amount included in the Non-Income Tax Threshold Base Amount, (ii) any amount paid with respect to the Broadview Non-Income Tax Contingencies, (iii) any amount paid with respect to Unclaimed Property, or (iv) the ADT Canada Non-Income Tax Prepayment; provided, further, that such sum shall be reduced by ADT Canada Shared Refunds actually received by any Party (it being understood by the Parties that such reduction could result in an ADT Canada Non-Income Tax Threshold Base Amount that is below zero).

(7) “ADT Canada Shared Refunds” has the meaning set forth in Section 4.2; provided, however, that ADT Canada Shared Refunds shall not include the ADT Canada Non-Income Tax Prepayment Refund.

(8) “ADT Canada Shared Non-Income Taxes” means all ADT Canada Non-Income Taxes the payment of which would be included in the ADT Canada Non-Income Tax Threshold Base Amount.

(9) “ADT Customer Credits” means Customer Credits that arose in connection with the ADT NA Business prior to the ADT Separation Date.

(10) “ADT NA” has the meaning set forth in the preamble.

(11) “ADT NA Common Stock” has the meaning set forth in the recitals hereto.

(12) “ADT NA Distribution” has the meaning set forth in the ADT NA Separation Agreement.

(13) “ADT NA Distribution Date” has the meaning set forth in the ADT NA Separation Agreement.

(14) “ADT NA Separation Agreement” has the meaning set forth in the recitals hereto.

(15) “ADT NA Sharing Percentage” means sixty percent (60%).

(16) “ADT North American R/SB Business” has the meaning set forth in the ADT NA Separation Agreement.

(17) “ADT North American R/SB Group” has the meaning set forth in the ADT NA Separation Agreement.

(18) “ADT North American R/SB Liabilities” has the meaning set forth in the ADT NA Separation Agreement.

(19) “ADT Puerto Rico” means ADT Security Services Puerto Rico Inc., a company organized under the laws of Puerto Rico.

(20) “ADT Puerto Rico Balance Sheet” means the unaudited balance sheet of ADT Puerto Rico as of August 31, 2012.

(21) “ADTSS” means ADT Security Services LLC, a limited liability company organized under the laws of Delaware (now known as Tyco Integrated Security LLC) and the successor to Old ADTSS following the conversion of Old ADTSS to a limited liability company on June 29, 2012.

(22) “ADTSS Balance Sheet” means the unaudited balance sheet of ADTSS as of August 31, 2012.

(23) “ADTSS Business Separation Date” means June 30, 2012.

(24) “ADTSS Business Separation Transactions” means the series of transactions separating the ADT NA Business and the Tyco Business, in each case, solely with respect to ADTSS.

(25) “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.

(26) “Agreement” has the meaning set forth in the preamble hereto.

(27) “Ancillary Agreements” means any agreement defined as an “Ancillary Agreement” in the ADT NA Separation Agreement, except that such term shall not include this Agreement.

(28) “Assessment Date” means the date on which real or personal property is valued to the owner of record, generally coinciding with the date on which the Tax lien attaches.

(29) “Assets” has the meaning set forth in the ADT NA Separation Agreement.

(30) “Audit” means any audit assessment of Non-Income Taxes, other examination by or on behalf of any Non-Income Taxing Authority (including notices), application for and negotiation of a voluntary disclosure agreement with an Non-Income Taxing Authority, proceeding, or appeal of such a proceeding relating to Non-Income Taxes, whether administrative judicial, or any reporting obligation arising out of an audit.

(31) “Audit Management Party” means the Party responsible for administering and controlling an Audit pursuant to Section 9.2(a), as may be changed from time to time in accordance with Section 9.2(d).

(32) “Audit Representative” means, with respect to each Party, the Chief Tax Officer or such other officer that may be designated by that Party’s Chief Financial Officer from time to time.

(33) “Bankruptcy” means, with respect to a Person:

(a) the filing of an application by the Person for, or a consent to, the appointment of a trustee of the Person’s assets;

(b) the filing by the Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing the Person’s inability to pay debts as they come due;

(c) a general assignment by such Person for the benefit of creditors;

(d) the filing by the Person of an answer admitting the material allegations of, or the Person’s consenting to, or defaulting in answering a bankruptcy petition filed against the Person in any bankruptcy proceeding; or

(e) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Person bankrupt or appointing a trustee, custodian, receiver or liquidator of such Person’s assets, which order, judgment or decree continues unstayed and in effect for any period of sixty (60) days.

(34) “BHS” means Brink’s Home Security Holdings, Inc., a Virginia corporation, that merged with and into BMS on May 14, 2010.

(35) “BHS Non-Income Tax Contingencies” means any Non-Income Tax liabilities of BHS.

(36) “BMS” means Barricade Merger Sub, Inc., a Delaware corporation, and the survivor of the merger transaction by and among BHS and BMS on May 14, 2010.

(37) “BMS Non-Income Tax Contingencies” means any Non-Income Tax liabilities of BMS; provided, however, that the BMS Non-Income Tax Contingencies shall not include the SHC Non-Income Tax Contingencies.

(38) “Broadview Non-Income Tax Contingencies” means the Broadview Security Non-Income Tax Contingencies, the BHS Non-Income Tax Contingencies and the BMS Non-Income Tax Contingencies.

(39) “Broadview Security” means Broadview Security, Inc., a Delaware corporation, former subsidiary of BMS, that was merged with and into ADTSS on September 24, 2010.

(40) “Broadview Security Non-Income Tax Contingencies” means any Non-Income Tax liabilities of Broadview Security.

(41) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York or Schaffhausen, Switzerland.

(42) “Business License” means any Non-Income Tax measured by gross receipts for the privilege of doing business related to the ADT NA Business or the Tyco Business.

(43) “Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of a Party and the members of such Party’s Group taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of a Party other than (A) the consolidation with, merger into or transfer of all or part of the properties and assets of any Subsidiary of a Party to such Party or any other Subsidiary of such Party, and (B) the merger of a Party with an Affiliate solely for the purpose of reincorporating (or re-forming) the Party in another jurisdiction; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting stock of a Party, measured by voting power rather than number of shares; or (iv) a Party consolidates with, or merges with or into, directly or indirectly, any Person, or any Person consolidates with, or merges with or into, a Party, in any such event pursuant to a transaction in which any of the outstanding voting stock of such Party or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of such Party outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(44) “Code” has the meaning set forth in the recitals to this Agreement.

(45) “Customer Accounts” means an account maintained with respect to the activities of a particular customer, which includes credits associated with that customer.

(46) “Customer Credits” means the credits associated with Customer Accounts.

(47) “Distribution” or “Distributions” means, individually or collectively:

(a) the ADT NA Distribution, and

(b) to the extent related to the ADT NA Separation and not otherwise included in (a), the actual or deemed distributions described in the IRS Ruling and the Tax Representation Letters that are intended to qualify under Sections 355 and/or 361 of the Code.

(48) “Distribution Date” means the ADT NA Distribution Date.

(49) “Dormant Funds” means Unclaimed Property with respect to which the time period for statutory reporting has expired.

(50) “Due Date” means the date (taking into account all valid extensions) upon which an Non-Income Tax Return is required to be filed with or Non-Income Taxes are required to be paid to an Non-Income Taxing Authority, whichever is applicable.

(51) “Effective Time” has the meaning set forth in the ADT NA Separation Agreement.

(52) “Employing Entity” means the legal entity responsible for Payroll Based Taxes with respect to an employee.

(53) “Escheatment Schedule” means that certain schedule prepared by the Parties pursuant to and in accordance with Section 5.2.

(54) “Final Determination” means the final resolution of liability for any Non-Income Tax for any taxable period, by or as a result of:

(a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed;

(b) a final settlement with a Non-Income Tax authority, a closing agreement, or a comparable agreement under the Laws of any jurisdiction, which resolves the liability for the Non-Income Taxes addressed in such agreement for any taxable period;

(c) any allowance of a refund or credit in respect of an overpayment of Non-Income Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Non-Income Tax;

(d) a concluded voluntary disclosure agreement with any state;

(e) any reporting obligation arising out of a final resolution of liability for any Tax; or

(f) any other final disposition.

(55) “Flow Control” has the meaning set forth in the recitals to this Agreement.

(56) “Flow Control Business” has the meaning ascribed to the term “Fountain Business” in the Flow Control Separation Agreement.

(57) “Flow Control Distribution” has the meaning set forth in the recitals to this Agreement.

(58) “Flow Control Separation Agreement” has the meaning set forth in the recitals to this Agreement.

(59) “Group” means the Tyco Group or the ADT NA Group.

(60) “Income Taxes” has the meaning set forth in the Tyco 2012 Tax Sharing Agreement.

(61) “Indemnified Party” means the Party that is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party or Parties to this Agreement.

(62) “Indemnifying Party” means the Party that is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.

(63) “Information Returns” means a document required to be filed to report certain business transactions to a Taxing Authority; provided, however, that Information Returns shall not include any documents required to be filed in connection with Payroll Based Taxes.

(64) “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

(65) “LIBOR” means an interest rate per annum equal to the applicable three-month London Interbank Offered Rate for deposits in United States dollars published in the Wall Street Journal.

(66) “New York Courts” has the meaning set forth in Section 14.16.

(67) “Non-Income Taxes” means whether used in the form of a noun or adjective, means Sales and Use Taxes, Payroll Based Taxes, Business License payments, payments arising in connection with compliance under any Unclaimed Property Law (including escheats), sales tax permit fees, business and occupational Taxes, education Taxes, and any Taxes based on gross or net receipts (excluding Income Taxes), value added, excise, leasing, privilege, rental, transfer or similar Taxes. By way of example, and without limiting the generality of the foregoing, Non-Income Taxes includes the following: Washington Business and Occupation Tax, D.C. Ballpark Tax, Los Angeles Business Tax, California Electronic Waste, NE Waste and Recycle, Quebec Sales Tax, Goods and Services Tax, Harmonized Sales Tax, Provincial Sales Tax, Manitoba Retail Sales Tax, and Saskatchewan Retail Sales Tax. Whenever the term “Non-Income Tax” or “Non-Income Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(68) “Non-Income Tax Contingency Amount” means USD $8,300,000.

(69) “Non-Income Tax Returns” means all Tax Returns that relate to Non-Income Taxes.

(70) “Non-Income Tax Threshold Base Amount” means at any relevant time the sum of all prior amounts paid by all Parties under Section 9.3(a) with respect to Non-Income Taxes, but for the avoidance of doubt not including any amounts paid or required to be paid by one Party to another Party pursuant to such sections (so as to avoid duplication of amounts included herein); provided, however, that such amount shall not include (i) any amount paid with respect to the Broadview Non-Income Tax Contingencies, (ii) any amount paid with respect to Unclaimed Property, (iii) any amount included in the ADT Canada Non-Income Tax Threshold Base Amount, or (iv) the ADT Canada Non-Income Tax Prepayment; provided, further, that such sum shall be reduced by Shared Refunds actually received by any Party (it being understood by the Parties that such a reduction could result in a Non-Income Tax Threshold Base Amount that is below zero).

(71) “Old ADTSS” means ADT Security Services, Inc., a Delaware corporation.

(72) “Participating Party” has the meaning set forth in Section 9.2(c).

(73) “Party” has the meaning set forth in the preamble.

(74) “Payroll Based Taxes” includes Taxes imposed with respect to employee compensation including, without limitation, Taxes required to be withheld from employee compensation in respect of Income Taxes, Taxes required to be withheld as and for Supplement Unemployment Insurance, Taxes required to be withheld under the Federal Unemployment Tax Act, and similar Taxes. For the avoidance of doubt, the term Payroll Based Taxes shall exclude garnishments.

(75) “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

(76) “Plan of Separation” has the meaning set forth in the recitals.

(77) “Post-Distribution Non-Income Tax Returns” means, collectively, all Non-Income Tax Returns required to be filed by a Party or its Affiliates for a Post-Distribution Tax Period.

(78) “Post-Distribution Tax Period” means any Tax period applicable to a Non-Income Tax beginning and ending after the Distribution Date.

(79) “Pre-Distribution ADT Canada Shared Non-Income Tax Audit” means Pre-Distribution Non-Income Tax Audits of ADT Canada.

(80) “Pre-Distribution ADTSS Payroll Tax Audit” means any Audit for a Pre-Distribution Tax Period of payroll taxes for ADTSS; provided, however, that a Pre-Distribution ADTSS Payroll Tax Audit shall not include a Pre-Distribution Broadview Payroll Tax Audit.

(81) “Pre-Distribution Broadview Payroll Tax Audit” means any audit for a Pre-Distribution Tax Period of payroll taxes for Broadview, BMS, or BHS.

(82) “Pre-Distribution Non-Income Tax Audit” means any Audit of any return related to a Non-Income Tax Return filed, or allegedly required to be filed, for any Pre-Distribution Tax Period by a Party or its Affiliates.

(83) “Pre-Distribution Non-Income Tax Returns” means, collectively, all Non-Income Tax Returns required to be filed by a Party or its Affiliates for a Pre-Distribution Tax Period.

(84) “Pre-Distribution Payroll Tax Audit” means a Pre-Distribution ADTSS Payroll Tax Audit or a Pre-Distribution Broadview Payroll Tax Audit.

(85) “Pre-Distribution Shared Non-Income Tax Audit” means Pre-Distribution Non-Income Tax Audits of ADTSS and ADT Puerto Rico.

(86) “Pre-Distribution Tax Period” means any Tax period applicable to a Non-Income Tax beginning and ending on or before the Distribution Date.

(87) “Preparing Party” means the Party (or Party’s Affiliate) responsible for preparing and filing (or causing to be filed) a Pre-Distribution Non-Income Tax Return.

(88) “Prime Rate” has the meaning set forth in the Separation and Distribution Agreements.

(89) “Real or Personal Property Taxes” means Taxes on real or personal property.

(90) “Refund” means any refund of Non-Income Taxes (including any overpayment of Non-Income Taxes that can be refunded or, alternatively, applied to future Non-Income Taxes payable), including any interest paid on or with respect to such refund of Non-Income Taxes; provided, however, that if a refund of Non-Income Taxes is includible in taxable income based on applicable Tax Law, then the amount of the Refund shall be determined by multiplying (x) the amount of the refund that is required to be included in taxable income by (y) sixty-two percent (62%); provided, further, that upon any change after the Effective Time in the highest marginal U.S. federal income Tax rate applicable to corporations, the percentage in clause (y) shall be increased or decreased by the amount of the percentage point change in such rate with effect in the same Tax year as the effective date applicable to such change in rate. For purposes of this Section 1.1(87), to the extent the refund is taxable in Canada, the rate referenced in clause (y) shall be one hundred percent (100%) minus the combined Canadian federal and Ontario rate applicable to corporations and to the extent the refund is taxable in Puerto Rico, the rate referenced in clause (y) shall be one hundred percent (100%) minus the combined Puerto Rico federal and local rate applicable to corporations. Upon any change after the Effective time in the highest marginal federal income Tax rate applicable to corporations in Canada or Puerto Rico, the percentages determined in the preceding sentence shall be increased or decreased by the mount of the percentage point change in such rate with effect in the same Tax year as the effective date applicable to such change in rate.

(91) “Sales and Use Taxes” means taxes assessed on or measured by the exchange price at the point of sale or that are based upon the fair market value of a taxable item that is either (i) exported into a jurisdiction from a location outside of that jurisdiction or (ii) used in a manner which under state or local law changes its taxable classification from exempt to taxable. Where the context requires, a Sales Tax or Use Tax may be separately referenced.

(92) “Separation and Distribution Agreements” means the Flow Control Separation Agreement and the ADT NA Separation Agreement.

(93) “Shared Refunds” has the meaning set forth in Section 4.1(a).

(94) “Shared Non-Income Taxes” means all Non-Income Taxes the payment of which would be included in the Non-Income Tax Threshold Base Amount.

(95) “Sharing Percentages” means, with respect to Tyco, the Tyco Sharing Percentage, and with respect to ADT NA, the ADT NA Sharing Percentage.

(96) “SHC” means Sensormatic Holding Corp., a Nevada corporation that merged with and into BMS on May 26, 2010.

(97) “SHC Non-Income Tax Contingencies” means any Non-Income Tax liabilities of SHC.

(98) “Subsidiary” has the meaning set forth in the Separation and Distribution Agreements.

(99) “Tax” or “Taxes” whether used in the form of a noun or adjective, means (i) taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges, or withholdings of any nature, (ii) payments in respect to business licenses; and (iii) payments in respect to Unclaimed Property. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(100) “Tax Benefit Realized” means with respect to a Party and its Subsidiaries an amount equal to the product of (x) any payment made under this Agreement that is allowable as a deduction for Income Tax purposes in the jurisdiction in which the Party making the payment is subject to Income Tax, and (y) the combined federal, state, provincial or local Income Tax rate applicable to corporations. For purposes of this Section 1.1(97), the rate referenced in clause (y) shall be thirty eight percent (38%) for the United States, shall be the combined federal and Ontario rate for Canada, and shall be the combined federal and local rate in Puerto Rico; provided, however, upon any change after the Effective Time in the highest marginal U.S. Canadian, or Puerto Rican (in each case at the federal level) income Tax rate applicable to corporations, the percentage in clause (y) shall be increased or decreased by the amount of the percentage point change in such rate with effect in the same Tax year as the effective date applicable to such change in rate.

(101) “Tax Package” means all information relating to the operations of a Party and/or its Subsidiaries that is reasonably necessary for the other Party to prepare and file the applicable Non-Income Tax Return required to be filed by ADTSS, ADT Canada or ADT Puerto Rico, as the case may be.

(102) “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority by a Party or any member of its Group in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.

(103) “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS), including any Non-Income Tax.

(104) “TIFSA” has the meaning set forth in the preamble.

(105) “Transition Services Agreement” means that certain transition services agreement by and among Tyco International Management Company, LLC, a Nevada limited liability company, ADT LLC, a Delaware limited liability company, and ADTSS, governing the provision of certain transition services among the parties thereto, including services with respect to Payroll Based Taxes.

(106) “Treasury Regulations” mean the final and temporary (but not proposed) income tax and administrative regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(107) “Tyco” has the meaning set forth in the preamble.

(108) “Tyco 2012 Tax Sharing Agreement” means the Tax Sharing Agreement by and among Tyco, Flow Control and ADT NA dated as of September 28, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms).

(109) “Tyco Common Stock” has the meaning set forth in the Separation and Distribution Agreements.

(110) “Tyco Group” has the meaning set forth in the Separation and Distribution Agreements; provided, however, that the Tyco Group shall not include any member of the ADT NA Group or the Flow Group.

(111) “Tyco International” has the meaning set forth in the preamble.

(112) “Tyco Retained Business” has the meaning set forth in the Separation and Distribution Agreements.

(113) “Tyco Sharing Percentage” means forty percent (40%).

(114) “Unclaimed Property” means property subject to custody under any unclaimed property Law including, without limitation, any credit account carried on the books and records of any U.S. Affiliate of ADT NA or Tyco including, without limitation, uncashed employee pay checks, uncashed checks to vendors, customer overpayments or credits, unused gift certificates, unidentified remittances, and any other similar account with a credit balance.

(115) “U.S.” means the United States.

Section 1.2 References; Interpretation.

(a) References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

(b) Except as otherwise provided in this Agreement, a reference to a legal entity shall include predecessor entities and entities to which such referenced legal entity is a successor in interest.

(c) The Parties agree that this Agreement is intended solely to determine the cash tax obligations of the Parties and does not address the manner or method of accounting for any item.

(d) The Parties agree that this Agreement applies only to Non-Income Taxes with respect to which primary statutory liability lies with ADTSS, ADT Canada or ADT Puerto Rico.

Section 1.3 Effective Time.

(a) The Parties acknowledge that the Plan of Separation contemplates a series of interrelated and intermediate internal transactions undertaken preparatory to and in contemplation of the Distributions that must be completed prior to the Effective Time in order to align and properly capitalize the Flow Control Business, the ADT NA Business, and the Tyco Retained Business.

(b) Notwithstanding that these interrelated and intermediate internal transactions must be given effect prior to the Distributions, the agreements contained herein, including, but not limited to, the manner in which Non-Income Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.

ARTICLE II

PREPARATION AND FILING OF NON-INCOME TAX RETURNS

Section 2.1 Responsibility of Parties to Prepare and File Pre-Distribution Non-Income Tax Returns. To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, the rights and obligations with respect to preparation and filing of Pre-Distribution Non-Income Tax Returns are as follows:

(a) Sales and Use Tax Returns. Sales and Use Tax Returns for the Pre-Distribution Tax Period shall be prepared and filed by the Party (or Party’s Affiliate) that recorded the sale or purchase or qualifying use that gave rise to the Sales or Use Tax.

(b) Real and Personal Property Tax Returns. Real and Personal Property Tax Returns shall be prepared and filed by the Party (or Party’s Affiliate) that owned the property that gave rise to the Real or Personal Property Tax on the Assessment Date.

(c) Payroll Based Taxes. Payroll Based Tax Returns, including, by way of example, but without limiting the generality of the foregoing, Forms W-2, shall be prepared and filed in accordance with the Transition Services Agreement.

(d) Reporting With Respect to Unclaimed Property. Reporting with respect to Unclaimed Property (including escheat reporting) shall be governed exclusively by the provisions of Article V of this Agreement.

(e) Business Licenses. Reporting with respect to Business Licenses shall be governed exclusively by the provisions of Article VI of this Agreement.

(f) Information Returns. The Party responsible, or whose Affiliate is responsible, for filing an Information Return under applicable Law shall prepare and file or cause to be filed such Pre-Distribution Information Non-Income Tax Return with the applicable Taxing Authority.

(g) Other. To the extent not covered by Section 2.1(a) through (f) hereof, the Party responsible, or whose Affiliate is responsible, for filing a Pre-Distribution Non-Income Tax Return under applicable Law shall prepare and file or cause to be filed such Pre-Distribution Non-Income Tax Return with the applicable Taxing Authority.

(h) Filing Protocol. Pre-Distribution Non-Income Tax Returns shall be prepared and filed in a manner (i) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) past practices of the Parties and their Affiliates, unless otherwise modified by a Final Determination or required by applicable Law; and (ii) to the extent consistent with clause (i), that minimizes the overall amount of Non-Income Taxes due and payable on Pre-Distribution Non-Income Tax Returns of all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which the Pre-Distribution Non-Income Tax Returns are filed. Unless otherwise provided in this Agreement, the Preparing Party is responsible for the costs and expenses associated with such preparation. Payments between a Party or any of its Affiliates and another Party or any of its Affiliates for reasonable preparation costs and expenses shall be treated as amounts deductible by the paying Party and its Affiliates pursuant to Section 162 of the Code (and any corresponding provision of U.S. state or local or non-U.S. Tax Law), and none of the Parties or any of their Affiliates shall take any position inconsistent with such treatment, except to the extent a Final Determination with respect to the paying entity causes such payment to not be so treated (in which case the payment shall be treated in accordance with such Final Determination).

(i) Tax Package. To the extent not previously provided, each Party other than the Preparing Party shall (at its own cost and expense), to the extent that a Pre-Distribution Non-Income Tax Return includes items of that Party or its Affiliates, prepare and provide or cause to be prepared and provided to the Preparing Party (and make available or cause to be made available to the other Party) a Tax Package relating to that Pre-Distribution Non-Income Tax Return. Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Affiliates. To the extent not previously provided, the Party (or Party’s Affiliate) responsible for administration of the Admin/Carm system shall (at its own cost and expense), provide the other Party with (i) Non-Income Tax information related to such other Party’s business arising out of transactions recorded in the Admin/Carm system, and (ii) applicable reports to track exemption certificates related to the such other Party’s business. For the avoidance of doubt, references to a Party’s business in this Section 2.3(i) means the ADT North American R/SB Business if such other Party is ADT NA and the Tyco Retained Business if such other Party is Tyco.

Section 2.2 Responsibility of Parties to Prepare and File Post-Distribution Non-Income Tax Returns. The Party or its Affiliate responsible under applicable Law for filing a Post-Distribution Non-Income Tax Return shall prepare and file or cause to be prepared and filed that Non-Income Tax Return (at that Party’s own cost and expense).

Section 2.3 Time of Filing Tax Returns; Manner of Non-Income Tax Return Preparation. Each Non-Income Tax Return shall be filed on or prior to the Due Date for such Non-Income Tax Return by the Party responsible for filing such Non-Income Tax Return hereunder. Unless otherwise required by a Taxing Authority pursuant to a Final Determination, the Parties shall prepare and file or cause to be prepared and filed all Non-Income Tax Returns and take all other actions in a manner consistent with (and shall not take any position inconsistent with) any assumptions, representations, warranties, covenants, and conclusions provided by the Parties (or any of their Subsidiaries) in connection with the Plan of Separation.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF NON-INCOME TAXES

Section 3.1 Responsibility of Tyco for Non-Income Taxes. Except as otherwise provided in this Agreement, Tyco shall be liable for and shall pay or cause to be paid:

(a) to the applicable Taxing Authority, any Non-Income Taxes due and payable on all Pre-Distribution Non-Income Tax Returns that Tyco is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1, and

(b) to the applicable Taxing Authority, any Non-Income Taxes due and payable on all Post-Distribution Non-Income Tax Returns that Tyco is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2.

Section 3.2 Responsibility of ADT NA for Non-Income Taxes. Except as otherwise provided in this Agreement, ADT NA shall be liable for and shall pay or cause to be paid the following Non-Income Taxes:

(a) to the applicable Taxing Authority, any Non-Income Taxes due and payable on all Pre-Distribution Non-Income Tax Returns that ADT NA is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1, and

(b) to the applicable Taxing Authority, any Non-Income Taxes due and payable on all Post-Distribution Non-Income Tax Returns that ADT NA is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2.

Section 3.3 Timing of Payments of Non-Income Taxes. All Non-Income Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Non-Income Taxes.

ARTICLE IV

REFUNDS

Section 4.1 Refunds Other than ADT Canada Refunds and ADT Canada Non-Income Tax Prepayment Refunds.

(a) The Parties shall share Refunds other than ADT Canada Refunds and ADT Canada Non-Income Tax Prepayment Refunds as follows: (1) Tyco shall be entitled to all Refunds that relate to Non-Income Taxes, other than Shared Non-Income Taxes, and (2) except to the extent described in clause (1) or Section 4.1(a)(iii), Refunds that are related to or paid in respect of a Non-Income Tax Return the Audit of which would constitute a Pre-Distribution Shared Non-Income Tax Audit (collectively, a “Shared Refund”) shall be shared by the Parties in the following order:

(i) First, to the extent that the Non-Income Tax Threshold Base Amount on the date that the Refund is received is in excess of the Non-Income Tax Contingency Amount, Tyco and ADT NA shall share all Shared Refunds to such extent and in the same proportion as their respective Sharing Percentages.

(ii) Thereafter to the extent that the Non-Income Tax Threshold Base Amount on the date that the Refund is received is less than or equal to the Non-Income Tax Contingency Amount applicable to such Non-Income Tax, Tyco shall be entitled to all Shared Refunds.

(iii) Refunds with respect to Sales or Use Taxes subject to Section 9.3(a)(iii) shall be shared in the same manner as the Parties share the liability related to such Sales or Use Taxes pursuant to such Section 9.3(a)(iii).

For the avoidance of doubt, it is the Parties’ intention that Refunds shall be paid to the Parties in a manner that refunds aggregate payments made under Section 9.3(a) on a “last in, first out” basis.

(b) Any Refund or portion thereof to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described below by another Party (or its Subsidiaries) shall be paid by such other Party to such first Party. To the extent a Party (or its Subsidiaries) applies or causes to be applied an overpayment of Non-Income Taxes as a credit toward or a reduction in Non-Income Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to another Party (or Parties) pursuant to this Section 4.1, such Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Non-Income Taxes otherwise payable.

(c) For the avoidance of doubt, any reduction of a previously received Refund shall be treated as an additional Non-Income Tax payable for all purposes of this Agreement.

Section 4.2 ADT Canada Refunds.

(a) The Parties shall share ADT Canada Refunds as follows: (1) ADT NA shall be entitled to all ADT Canada Refunds that relate to ADT Canada Non-Income Taxes, other than ADT Canada Shared Non-Income Taxes, and (2) except to the extent described in clause (1), ADT Canada Refunds that are related to or paid in respect of an ADT Canada Non-Income Tax Return the Audit of which would constitute a Pre-Distribution ADT Canada Shared Non-Income Tax Audit (collectively, an “ADT Canada Shared Refund”) shall be shared by the Parties in the following order:

(i) First, to the extent that the ADT Canada Non-Income Tax Threshold Base Amount on the date that the ADT Canada Refund is received is in excess of the ADT Canada Non-Income Tax Contingency Amount, Tyco and ADT NA shall share all ADT Canada Shared Refunds to such extent and in the same proportion as their respective Sharing Percentages.

(ii) Thereafter to the extent that the ADT Canada Non-Income Tax Threshold Base Amount on the date that the ADT Canada Refund is received is less than or equal to the ADT Canada Non-Income Tax Contingency Amount applicable to such ADT Canada Non-Income Tax, ADT NA shall be entitled to all ADT Canada Shared Refunds.

For the avoidance of doubt, it is the Parties’ intention that ADT Canada Refunds shall be paid to the Parties in a manner that refunds aggregate payments made under Section 9.3(b) on a “last in, first out” basis.

(b) Any ADT Canada Refund or portion thereof to which a Party is entitled pursuant to this Section 4.2 that is received or deemed to have been received as described below by another Party (or its Subsidiaries) shall be paid by such other Party to such first Party. To the extent a Party (or its Subsidiaries) applies or causes to be applied an overpayment of Non-Income Taxes as a credit toward or a reduction in Non-Income Taxes otherwise payable (or a Taxing Authority requires such application in lieu of an ADT Canada Refund) and such ADT Canada Refund, if received, would have been payable by such Party to another Party (or Parties) pursuant to this Section 4.2, such Party shall be deemed to have actually received an ADT Canada Refund to the extent thereof on the date on which the overpayment is applied to reduce Non-Income Taxes otherwise payable.

(c) For the avoidance of doubt, any reduction of a previously received ADT Canada Refund shall be treated as an additional Non-Income Tax payable for all purposes of this Agreement.

Section 4.3 ADT Canada Non-Income Tax Prepayment Refunds.

(a) An ADT Canada Non-Income Tax Prepayment Refund shall be shared by the Parties in accordance with their Sharing Percentages.

(b) Any ADT Canada Non-Income Tax Prepayment Refund or portion thereof to which a Party is entitled pursuant to this Section 4.3 that is received or deemed to have been received as described below by another Party (or its Subsidiaries) shall be paid by such other Party to such first Party.

(c) For the avoidance of doubt, any reduction of a previously received ADT Canada Non-Income Tax Prepayment Refund (i) shall not be treated as a Refund or an ADT Canada Refund, and (ii) shall not be taken into account for purposes of determining the Non-Income Tax Threshold Base Amount or the ADT Canada Non-Income Tax Base Amount.

ARTICLE V

UNCLAIMED PROPERTY

Section 5.1 Limitation. The Parties acknowledge and agree that the Unclaimed Property provisions of this Agreement apply solely with respect to ADTSS.

Section 5.2 Escheatment Schedule. The Escheatment Schedule attached hereto as Schedule 5.2 reflects all Unclaimed Property that the Parties have determined is either (i) escheatable (reportable) in accordance with the Unclaimed Property Law of the applicable state, or (ii) Dormant Funds as of the date of the ADTSS Balance Sheet. For the avoidance of doubt, the Escheatment Schedule includes Unclaimed Property that the Parties intend to voluntarily disclose to the applicable state pursuant to such state’s voluntary disclosure program.

Section 5.3 Ownership and Administration of Unclaimed Property Relating to Tyco Retained Business or Unidentified Unclaimed Property. All Unclaimed Property including unidentified Unclaimed Property that either (i) relates to the Tyco Retained Business for transactions that occurred prior to the ADTSS Separation Date or (ii) is otherwise not specifically identifiable with the ADT NA Business as of the ADTSS Business Separation Date, shall be retained by Tyco after the ADTSS Business Separation Date and the administration, remittance and any escheatment of such Unclaimed Property shall be the responsibility of Tyco.

Section 5.4 Ownership and Administration of Unclaimed Property Relating to ADT NA Business Other than ADT Customer Credits. All Unclaimed Property, other than ADT Customer Credits, that relate to the ADT NA Business in connection with any transaction that occurred prior to the ADTSS Business Separation Date shall be retained by Tyco after the ADTSS Business Separation Date and the administration, remittance and any escheatment of such Unclaimed Property shall be the responsibility of Tyco.

Section 5.5 Ownership and Administration of ADT Customer Credits. The ownership, administration, remittance and any escheatment of all ADT Customer Credits shall be transferred to ADT LLC on the ADTSS Business Separation Date and the administration, remittance and any escheatment of such ADT Customer Credits shall be the responsibility of ADT NA. ADT NA shall use commercially reasonable efforts to settle each such ADT Customer Credit with the associated customer or otherwise escheat the ADT Customer Credit in accordance with the Unclaimed Property Law of the applicable state.

Section 5.6 Settlements of Disputes with State Unclaimed Property Administrators or similar State Authorities Relating to Unclaimed Property.

(a) Tyco shall have the sole authority to settle any claims with any State Unclaimed Property Administrator or similar State Authority relating to the Unclaimed Property described in Section 5.3 and Section 5.4.

(b) ADT NA shall have the sole authority to settle any claims with any State Unclaimed Property Administrator or similar State Authority relating to the Unclaimed Property described in Section 5.5; provided, however, that Tyco and ADT NA shall cooperate in settling any claims with any State Unclaimed Property Administrator or similar State Authority relating to ADT Customer Credits.

Section 5.7 Payment of Audit Amounts with Respect to Unclaimed Property.

(a) In connection with any Final Determination with respect to an Unclaimed Property Audit for any Pre-Distribution Tax Period:

(i) Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority an amount up to and including the amount set forth on the Escheatment Schedule.

(ii) Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority the Tyco Sharing Percentage of such additional amounts in excess of the amount set forth on the Escheatment Schedule due pursuant to such Final Determination.

(iii) ADT NA shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority or Tyco (as the case may be) the ADT NA Sharing Percentage of such additional amounts in excess of the amount set forth on the Escheatment Schedule due pursuant to such Final Determination.

(b) In connection with any Final Determination with respect to an Unclaimed Property Audit with respect to the ADT North American R/SB Business for any Post-Distribution Tax Period, ADT NA shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority such additional amounts due pursuant to such Final Determination.

(c) In connection with any Final Determination with respect to an Unclaimed Property Audit with respect to the Tyco Retained Business for any Post-Distribution Tax Period, Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority such additional amounts due pursuant to such Final Determination.

ARTICLE VI

BUSINESS LICENSE MATTERS

Section 6.1 Limitation. The Parties acknowledge and agree that the Business License Matters provisions of this Agreement apply solely with respect to ADTSS.

Section 6.2 ADT NA Business License Returns and Payments. ADT NA shall be responsible for and shall (i) file any and all Business License Returns required to be filed by any entity that is a member of the ADT NA Group on the due date for such return (without extensions) and (ii) remit to the applicable Taxing Authority any and all payments required to be paid with such returns.

Section 6.3 Tyco Business License Returns and Payments. Tyco shall be responsible for and shall (i) file any and all Business License Returns required to be filed by any entity that is a member of the Tyco Group on the due date for such return (without extensions) and (ii) remit to the applicable Taxing Authority any and all payments required to be paid with such returns.

Section 6.4 Payment of Business License Audit Amounts. In connection with any Final Determination with respect to a Business License Audit for any period ending on or before the ADTSS Business Separation Date:

(a) Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority or ADT NA (as the case may be) the Tyco Sharing Percentage of such additional amounts due pursuant to such Final Determination.

(b) ADT NA shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority or Tyco (as the case may be) the ADT NA Sharing Percentage of such additional amounts due pursuant to such Final Determination.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification Obligations of Tyco. Tyco shall indemnify ADT NA and hold it harmless from and against (without duplication):

(a) all Non-Income Taxes and other amounts for which the Tyco Group is responsible under this Agreement, and

(b) all Non-Income Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant, or obligation of Tyco under this Agreement.

Section 7.2 Indemnification Obligations of ADT NA. ADT NA shall indemnify Tyco and hold it harmless from and against (without duplication):

(a) all Non-Income Taxes and other amounts for which the ADT NA Group is responsible under this Agreement, and

(b) all Non-Income Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of ADT NA under this Agreement.

ARTICLE VIII

PAYMENTS

Section 8.1 Payments.

(a) General. Unless otherwise provided in this Agreement, in the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement:

(i) Aggregate Payments of Less than $2 Million. If such payments are in the aggregate less than $2 million during any three-month period in which the obligation giving rise to the indemnification payment must be satisfied that includes the last month of a calendar quarter and the first two months of the next calendar quarter (the “Second Calendar Quarter”), the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party in accordance with Section 14.3 during the third month of the Second Calendar Quarter, and the Indemnifying Party shall be required to make payment to the Indemnified Party within ten (10) Business Days after the end of the Second Calendar Quarter.

(ii) Payments Equal to or Greater than $2 Million. If such payments are individually or in the aggregate during the calendar quarter equal to or greater than $2 million, the Indemnified Party shall deliver written notice of the payment to the Indemnifying Party in accordance with Section 14.3 at least ten (10) Business Days in advance of the date or dates on which the obligations giving rise to the indemnification payment must be satisfied (in the case of aggregate payments in excess of $2 million, the earliest date that any such payment must be satisfied), and the Indemnifying Party shall be required to make payment to the Indemnified Party no later than five (5) Business Days after receipt of such notice. The Indemnified Party shall, within one (1) Business Day after the date on which the obligation giving rise to the indemnification payment is satisfied, pay interest to the Indemnifying Party that accrues (at a rate equal to one (1) week LIBOR minus twenty-five (25) basis points) on the amount of such payment from the date of receipt of such payment by the Indemnified Party until the date on which the obligation is satisfied.

(b) Procedural Matters. The written notice delivered to the Indemnifying Party in accordance with Section 14.3 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Non-Income Tax Return, statement, bill or invoice related to Non-Income Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to another Party pursuant to this Section 8.1 shall be made by electronic, same-day wire transfer. Payments shall be deemed made when received. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in this Section 8.1, such Indemnifying Party shall not be considered to be in breach of its covenants and obligations established in this Section 8.1 unless and until such failure exists on the date on which the obligation giving rise to the indemnification payment must be satisfied; provided, however, that the Indemnifying Party shall pay to the Indemnified Party (i) interest that accrues (at a rate equal to the Prime Rate plus two hundred (200) basis points) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified

Party; and (ii) any costs or expenses, including any breakage costs, incurred by the Indemnified Party to secure such payment or to satisfy the Indemnifying Party’s portion of the obligation giving rise to the indemnification payment.

(c) Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 8.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under Section 8.1 of this Agreement that are then either due and payable or past due, but only to the extent that such Indemnifying Party has made any demand for payment with respect to such obligations.

Section 8.2 Treatment of Payments Made Pursuant to Tax Sharing Agreement. Unless otherwise required by Law, a Final Determination or this Agreement, for U.S. federal income Tax purposes, any payment made pursuant to this Agreement by:

(a) ADT NA to Tyco shall be treated as an adjustment to one or more transfers of assets to ADT NA by Tyco or one or more of Tyco’s Subsidiaries (determined immediately prior to the ADT NA Distribution or the Flow Distribution, whichever is earlier), as applicable, pursuant to the Plan of Separation;

(b) Tyco to ADT NA shall be treated as an adjustment to one or more transfers to ADT NA by Tyco or one or more of Tyco’s Subsidiaries (determined immediately prior to the ADT NA Distribution or the Flow Distribution, whichever is earlier), as applicable, pursuant to the Plan of Separation; and

(c) in each case, none of the Parties shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its reasonable best efforts to contest such challenge.

Section 8.3 Payments Net of Tax Benefit Realized. All amounts required to be paid by one Party to another pursuant to this Agreement or the Separation and Distribution Agreements shall be net of the Tax Benefit Realized by the Indemnified Party or its Affiliates.

ARTICLE IX

AUDITS

Section 9.1 Notice. Within five (5) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Parties of such receipt and send such notice to the other Parties by delivery in person, by overnight courier service, or by facsimile or electronic mail with receipt confirmed (followed by delivery of an original via overnight courier service). The failure of one Party to notify the other Parties of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

Section 9.2 Pre-Distribution Audits.

(a) Determination of Administering Party. ADT NA shall administer and control (i) Pre-Distribution Non-Income Tax Audits related to Broadview, BHS or BMS, and (ii) Pre-Distribution ADT Canada Non-Income Tax Audits. All other Pre-Distribution Non-Income Tax Audits shall be administered and controlled by Tyco.

(b) Administration and Control; Cooperation. Subject to Section 9.2(c) and to a Change of Control or a Bankruptcy of the Audit Management Party as provided below, the Audit Management Party shall have absolute authority to make all decisions (determined in its sole discretion) with respect to the administration and control of an Audit described in Section 9.2(a), including the selection of all external advisors. In that regard, the Audit Management Party (i) may in its sole discretion settle or otherwise determine not to continue to contest any issue related to such Audit without the consent of the other Parties, and (ii) shall, as soon as reasonably practicable and prior to settlement of an issue that could cause one or more other Parties to become responsible for Non-Income Taxes under Section 9.3, notify the Audit Representatives of such other Parties of such settlement. The other Parties shall (and shall cause their Affiliates to) undertake all actions and execute all documents (including an extension of the applicable statute of limitations) that are determined in the sole discretion of the Audit Management Party to be necessary to effectuate such administration and control. The Parties shall act in good faith and use their reasonable best efforts to cooperate fully with each other Party (and their Affiliates) in connection with such Audit and shall provide or cause their Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Audit in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within its control and reasonably necessary to the resolution of the Audit. Notwithstanding anything to the contrary in this Section 9.2(b), after a Change of Control or a Bankruptcy of the Audit Management Party, the Audit Management Party shall not, prior to the determination of whether there will be a replacement of the Audit Management Party as permitted under Section 9.3(d) as a result of such Change of Control or Bankruptcy, choose to litigate any issue with respect to an Audit or make any decision to change the forum or jurisdiction with respect to which an issue arising under an Audit is being litigated, without the prior written consent of all of the Parties.

(c) Participation Rights of Parties and Information Sharing with respect to Audits. Subject to applicable Department of Defense restrictions, each Party that would be responsible under Section 9.3 for Non-Income Taxes resulting from an Audit described in Section 9.2(a) (other than the Audit Management Party) (a “Participating Party”) shall have the right to access information related to such Audit at its own cost and at the time and manner as reasonably determined by the Audit Management Party.

(d) Change in Audit Management Party. Unless prohibited by Law, upon (a) the expiration of the three (3)-month period following a Change of Control of the Audit Management Party; or (b) the expiration of the three (3)-month period following a Bankruptcy of the Audit Management Party; (each of (a) and (b), a “Tax Management Change Event”), the Party not then acting as Audit Management Party shall become the Audit Management Party; provided, however, that with respect to a Tax Management Change Event due to a Change of Control of the Audit Management Party, the Party not then acting as Audit Management Party shall become the Audit Management Party only if the Non-Income Tax Threshold Base Amount exceeds the Non-Income Tax Contingency Amount or the ADT Canada Non-Income Tax Threshold Base Amount exceeds the ADT Canada Non-Income Tax Contingency Amount, as the case may be, unless such other party provides written notice to the current Audit Management Party within forty-five (45) days of the Tax Management Change Event that such other Party declines to become the Audit Management Party (“Audit Management Party Replacement Declination Notice”).

(e) If there is a replacement of the then appointed Audit Management Party (the “Replaced Audit Management Party”) pursuant to Section 9.2(d), the Replaced Audit Management Party shall use its reasonable best efforts to transition to the new Audit Management Party the administration and control of the ongoing Audits that the Replaced Audit Management Party was prior to its replacement responsible for administering and controlling pursuant to Section 9.2(a).

(f) Each Party has the exclusive right to replace its respective Audit Representative provided that such Audit Representative must be an employee of such Party or any of its Affiliates, and in the event of such replacement, the applicable Party shall provide written notice of such replacement to the other Party.

(g) Sharing of Internal and External Costs and Expenses Related to Pre-Distribution Shared Tax Audits.

(i) External Costs and Expenses. All external costs and expenses (including all costs and expenses of calculating Non-Income Taxes and other amounts payable hereunder) that are incurred by the Audit Management Party with respect to a Pre-Distribution Shared Non-Income Tax Audit (including any costs and expenses incurred as a result of any reporting obligations that arise out of an Audit and any costs and expenses incurred in connection with a reverse Non-Income Tax Audit to mitigate Audit exposure) shall be shared equally by the Parties. The Audit Management Party shall provide to the other Parties at the end of each calendar quarter an invoice for each other Party’s share of the external costs (along with supporting invoices received from the external service providers), and each other Party shall remit, within sixty (60) days after receipt of the invoice, payment of its share of the external costs to the Audit Management Party.

(ii) Internal Costs and Expenses. Schedule 9.2(g)(ii) sets forth the internal costs and expenses to be shared by the Parties, if any, and the manner in which such internal costs and expenses shall be shared.

(h) Treatment of Costs and Expenses related to Pre-Distribution Shared Non-Income Tax Audits. Payments borne by the Parties or any of their Subsidiaries for costs and expenses relating to Pre-Distribution Shared Tax Audits shall be treated as amounts deductible by the paying Party (or its Subsidiary) pursuant to Section 162 of the Code (and any corresponding provision of U.S. state or local or non-U.S. Tax Law), and none of the Parties or any of their Subsidiaries shall take any position inconsistent with such treatment, except to the extent that a Final Determination with respect to the paying Party or its Subsidiary causes any such payment to not be so treated.

Section 9.3 Payment of Audit Amounts.

(a) Pre-Distribution Shared Non-Income Tax Audits. Except as provided in Section 9.3(a)(iii) and Section 9.3(a)(iv), in connection with any Final Determination with respect to a Pre-Distribution Shared Non-Income Tax Audit:

(i) Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority or ADT NA (as the case may be) (x) one hundred percent (100%) of the additional Non-Income Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period, but only to the extent such additional Non-Income Taxes, when added to the Non-Income Tax Threshold Base Amount, are less than or equal to the Non-Income Tax Contingency Amount, and (y) the Tyco Sharing Percentage of the additional Non-Income Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period, but only to the extent such additional Non-Income Taxes, when added to the Non-Income Tax Threshold Base Amount, exceed the Non-Income Tax Contingency Amount.

(ii) ADT NA shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority or Tyco (as the case may be) (x) one hundred percent (100%) of the additional Non-Income Taxes due and payable as a result of such Final Determination that are attributable to the Broadview Non-Income Tax Contingencies, (y) the ADT NA Sharing Percentage of the additional Non-Income Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period but only to the extent such additional Non-Income Taxes, when added to the Non-Income Tax Threshold Base Amount, exceed the Non-Income Tax Contingency Amount.

(iii) To the extent a Sales Tax Audit subject to this Section 9.3(a) results in Audit payments in excess of the Non-Income Tax Threshold Base Amount, such payments shall be shared as follows: (A) Audit payment obligations arising out of transactions recorded in the Informix and Mastermind systems shall be paid solely by ADT NA, (B) Audit payment obligations arising out of transactions recorded in the Baan and Chameleon systems shall be paid solely by Tyco, and (C) Audit payment obligations arising out of transactions recorded in the Admin/Carm system shall be shared by ADT NA and Tyco in accordance with their Sharing Percentages. To the extent that a Sales or Use Tax Audit Final Determination results in Tyco for the first time exceeding its Non-Income Tax Threshold Base Amount, the amount that exceeds the Non-Income Tax Threshold Base Amount shall be prorated among the Parties based on a percentage of the Sales or Use Tax errors related to a particular billing system over the total errors identified in the Audit as if the entire Audit had exceeded the Non-Income Tax Threshold Base Amount. Liability for the audit payment in excess of the Non-Income Tax Threshold Base Amount shall be determined by applying these percentages to such excess amount. Interest and penalties should be prorated between the Parties based on a ratio of each Party’s overall liability for Non-Income Taxes over the total liability for Non-Income Taxes for each specific Audit.

(iv) Audit Amounts in respect to Information Returns shall be subject to this Agreement only to the extent such amounts relate to period ending on or before December 31, 2011.

(b) Pre-Distribution ADT Canada Shared Non-Income Tax Audits. In connection with any Final Determination with respect to a Pre-Distribution ADT Canada Shared Non-Income Tax Audit:

(i) Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority or ADT NA (as the case may be) the Tyco Sharing Percentage of the additional Non-Income Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period, but only to the extent such additional Non-Income Taxes, when added to the ADT Canada Non-Income Tax Threshold Base Amount, exceed the ADT Canada Non-Income Tax Contingency Amount.

(ii) ADT NA shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority or Tyco (as the case may be) (x) one hundred percent (100%) of the additional Non-Income Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period, but only to the extent such additional Non-Income Taxes, when added to the ADT Canada Non-Income Tax Threshold Base Amount, are less than or equal to the ADT Canada Non-Income Tax Contingency Amount, (y) the ADT NA Sharing Percentage of the additional Non-Income Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period but only to the extent such additional Non-Income Taxes, when added to the ADT Canada Non-Income Tax Threshold Base Amount, exceed the ADT Canada Non-Income Tax Contingency Amount

(c) Pre-Distribution ADTSS Payroll Tax Audits. In connection with any Final Determination with respect to a Pre-Distribution ADTSS Payroll Tax Audit

(i) Tyco shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority the Tyco Sharing Percentage of the amount owed as a result of such Final Determination.

(ii) ADT NA shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority the ADT NA Sharing Percentage of the amount owed as a result of such Final Determination.

(d) Pre-Distribution Broadview Payroll Tax Audits. In connection with any Final Determination with respect to a Pre-Distribution Broadview Payroll Tax Audit, ADT NA shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority one hundred percent (100%) of the amount owed as a result of such Final Determination.

Section 9.4 Payment Procedures. In connection with any Audit that results in an amount to be paid pursuant to Section 9.3(a), (b), or (c), the Audit Management Party shall, within thirty (30) Business Days following a final resolution of such Audit, submit in writing to the other Party a preliminary determination (calculated and explained in detail reasonably sufficient to enable such other Party to fully understand the basis for such determination and to permit such Party and its Affiliates to satisfy their financial reporting requirements) of the portion of such amount to be paid by each of the Parties pursuant to Section 9.3(a), (b), or (c), as applicable. Each of the Parties and its Affiliates shall have access to all data and information necessary to calculate such amounts and the Parties and their Affiliates shall cooperate fully in the determination of such amounts. Within twenty (20) Business Days following the receipt by a Party of the information described in this Section 9.4, such Party shall have the right to object only to the calculation of the amount of the payment (but not the basis for the payment) by written notice to the other Party; such written notice shall contain such disputed item or items and the basis for its objection. If no Party objects by proper written notice to the other Party within the time period described in this Section 9.4, the calculation of the amounts due and owing from each Party shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 9.4. If any Party objects by proper written notice to the other Party within such time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable in accordance with Article XIII. The Party or its Affiliate responsible for paying to the applicable Taxing Authority under applicable Law amounts owed pursuant to a Final Determination shall make such payments to such Taxing Authority prior to the due date for such payments. The other Parties shall reimburse the paying Party for the portion of such payments for which such other Parties are liable pursuant to Section 9.3. The time periods specified above for submitting a preliminary determination and objecting may be shortened if the Parties ascertain that such shortened time period is necessary to meet the Audit obligations of the Parties and their Affiliates.

ARTICLE X

COOPERATION AND EXCHANGE OF INFORMATION

Section 10.1 Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests from another Party hereto, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of Non-Income Tax Returns, claims for Refund, Audits and the calculation of Non-Income Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or its Affiliates, in each case, related or attributable to or arising in connection with Non-Income Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement. Such cooperation shall include, without limitation:

(a) the retention until the expiration of the applicable statute of limitations (taking into account all waivers and extensions), and the provision upon request, of Non-Income Tax Returns of the Parties and their respective Subsidiaries for periods up to and including the Distribution Date, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Non-Income Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document that may be necessary or reasonably helpful in connection with any Audit of any of the Parties or their respective Subsidiaries, or the filing of a Non-Income Tax Return or Refund claim of the Parties or any of their respective Subsidiaries (including the signature of an officer of a Party or its Subsidiary);

(c) the use of the Party’s reasonable best efforts to obtain any documentation and provide additional facts, insights or views as requested by another Party that may be necessary or reasonably helpful in connection with any of the foregoing (including without limitation any information contained in Tax or other financial information databases); and

(d) the use of the Party’s reasonable best efforts to obtain any Non-Income Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information that may be necessary or helpful in connection with any Non-Income Tax Returns of any of the Parties or their Affiliates.

Each Party shall make its and its Subsidiaries’ employees (including subject matter experts) and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Except for costs and expenses otherwise allocated among the Parties pursuant to this Agreement, including costs incurred under Article II and Article IX, and except for copying costs, which shall be shared equally by the Parties, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 10.1.

Section 10.2 Retention of Records. Subject to Section 10.1, if any of the Parties or their respective Subsidiaries intends to dispose of any documentation relating to the Non-Income Taxes of the Parties or their respective Subsidiaries for which another Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Non-Income Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall provide or cause to be provided written notice to the other Parties describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other Parties may arrange to take delivery of the documentation described in the notice at their expense during the succeeding sixty (60)-day period.

ARTICLE XI

OTHER TAX MATTERS

Section 11.1 Other Agreements. Notwithstanding anything to the contrary in this Agreement, the responsibility of the Parties with respect to the Ancillary Agreements shall be determined in accordance with the Separation and Distribution Agreements.

Section 11.2 Threshold Base Amount Report. On a quarterly basis or as otherwise agreed by the Parties, (i) Tyco shall prepare and deliver to ADT NA a schedule documenting the sum of all payments, Refunds or other amounts included in the most current determination of the Non-Income Tax Threshold Base Amount, and (ii) ADT NA shall prepare and deliver to Tyco a schedule documenting the sum of all payments, Refunds or other amounts included in the most current determination of the ADT Canada Non-Income Tax Threshold Base Amount.

Section 11.3 Meetings. The Parties will meet (in person or by telephone) once per quarter to discuss status of Audits, budgets, and other items relevant to the administration of this Agreement. No later than sixty (60) days prior to the end of each fiscal year, the Parties shall meet (in person or by telephone) to determine the budget for the next fiscal year.

ARTICLE XII

DEFAULTED AMOUNTS

Section 12.1 General. Without limitation of the Parties’ rights and obligations otherwise set forth in this Agreement and provided that no other Party has defaulted on any of its obligations pursuant to this Agreement, each Party agrees to provide or cause to be provided such funding as is necessary to ensure that its respective Subsidiaries are able to satisfy their respective Tax liabilities to a Taxing Authority that arise as a result of a Final Determination under Section 9.3 of this Agreement, including any such Tax liabilities that, upon default by a Party’s Subsidiary, may result in another Party’s Subsidiary paying or being required to pay the defaulted Tax liabilities to a Taxing Authority.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1 Dispute Resolution. The provisions of the ADT NA Separation Agreement regarding dispute resolution shall govern resolution of any and all disputes under this Agreement.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 14.2 Survival. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Non-Income Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Non-Income Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 14.3 Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic mail with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.3):

To Tyco International:

Tyco International Ltd.

c/o Tyco International Management Co.

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

To TIFSA:

Tyco International Finance S.A.

c/o Tyco International Management Co.

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

To ADT NA:

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

Attn: General Counsel

Facsimile: (561) 988-3719

Section 14.4 Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 14.5 Amendments. Subject to the terms of Section 14.8, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 14.6 Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, further, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 14.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns; provided, however, that in no event shall a Party’s right to vote on a matter set forth herein be construed to permit any duplication of a Party’s vote by a successor, assignee, or other transferee. The Parties acknowledge that it is their intention to permit no more than three (3) parties to vote on any matter set forth herein.

Section 14.8 Certain Termination and Amendment Rights. This Agreement may not be terminated except by written consent of each of the Parties.

Section 14.9 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, the Separation and Distribution Agreements or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

Section 14.10 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Distribution Date.

Section 14.11 Primary Liability of TIFSA. Each of the Parties acknowledges and agrees that TIFSA shall be primarily liable for and shall satisfy all obligations of Tyco under this Agreement, without right of contribution, reimbursement, or compensation from Tyco International.

Section 14.12 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 14.13 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.14 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the ADT NA Group or the Tyco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the ADT NA Group or the Tyco Group or any of their respective Affiliates.

Section 14.15 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 14.16 Consent to Jurisdiction. Subject to the provisions of Article XIII, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action, or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article XIII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice, or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit, or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 14.16. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.17 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 14.18 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.18.

Section 14.19 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 14.20 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 14.21 Changes in Law.

(a) Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.

(b) If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

(c) To the extent any provision of this Agreement references an effective Tax rate, such rate shall be adjusted to the extent of, and with concurrent effective date as, any change in such Tax rate under applicable Law.

Section 14.22 Authority. Each of the Parties hereto represents to each of the other Parties that (a) it has the corporate power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 14.23 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof. The Parties shall engage in good faith negotiations to replace any provision that is declared invalid, illegal, or unenforceable with a valid, legal, and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provision which it replaces.

Section 14.24 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between Tyco or its Subsidiaries, on the one hand, and ADT NA or its Subsidiaries, on the other hand (other than this Agreement or in any other Ancillary Agreement), shall be or shall have been terminated as of the Distribution Date and, after the Distribution Date, none of such Parties (or their Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement. For the avoidance of doubt, the Tyco 2012 Tax Sharing Agreement shall not be terminated.

Section 14.25 Exclusivity. Except as specifically set forth in the Separation and Distribution Agreements or any Ancillary Agreement, all matters related to Non-Income Taxes or Non-Income Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement, the Separation and Distribution Agreements or any Ancillary Agreement with respect to such matters, this Agreement shall govern and control.

Section 14.26 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ John S. Jenkins
Name:	John S. Jenkins
Title:	Vice President and Secretary

TYCO INTERNATIONAL FINANCE S.A.

By:	/s/ Andrea Goodrich
Name:	Andrea Goodrich
Title:	Director

THE ADT CORPORATION

By:	/s/ N. David Bleisch
Name:	N. David Bleisch
Title:	Vice President and Secretary

Signature Page of Non-Income Tax Sharing Agreement